Subsidiary Name                    State of Incorporation
-------------------------------    ----------------------

Mohawk Community Bank              New York
ASB Insurance Agency, Inc.         New York
Mohawk Valley Realty Corp.(a
   subsidiary of Mohawk
   Community Bank)                 New York